Exhibit 23

CONSENT OF INDEPENDENT REGISTERD PUBLIC ACCOUNTING FIRM

We hereby consent to incorporation by reference in the previously filed Registration Statement on Forms S-8 File Nos. 333-69420 and 333-69416 and Form S-3 File No. 33-71692 of Dimeco, Inc. of our report dated March 10, 2008, relating to our audit of the consolidated financial statements, which appears in the December 31, 2007, Annual Report on Form 10-K of Dimeco, Inc.

/s/ S.R. Snodgrass, A.C.
Wexford, Pennsylvania
March 21, 2008